UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Alta Equipment Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-2583782
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

131211 Merriman Road, Livonia, Michigan	48150
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title for each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.0001 per share	The New York Stock Exchange

Warrants, each exercisable for one share of common stock	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable):

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

Alta Equipment Group Inc. (f/k/a B. Riley Principal Merger Corp.) (the “Company”) hereby amends the registration statement on Form 8-A (File No. 001-38864) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on April 5, 2019.

Item 1.  Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the SEC of shares of common stock, par value $0.0001 per share (“common stock”), of the Company and warrants to purchase common stock (“warrants”).

Prior to February 14, 2020, the Company had two classes of common stock: Class A common stock, par value $0.0001 per share (“Class A common stock”), and Class B common stock, par value $0.0001 per share (“Class B common stock”). On February 11, 2020, the Company’s stockholders approved, and, on February 14, 2020, the Company effected, a merger of Alta Equipment Holdings, Inc. (“Alta”) with and into the Company’s wholly owned subsidiary, BR Canyon Merger Sub Corp. (“Merger Sub”), with Alta surviving the merger and becoming a wholly-owned subsidiary of the Company (the “Business Combination”). In connection with the Business Combination, (i) all of the Class B common stock converted into Class A common stock on a one-for-one basis, (ii) the Company’s second amended and restated certificate of incorporation was amended and restated to, among other things, effect the reclassification and conversion of all of the Class A common stock and Class B common stock into a single class of common stock, and (iii) the Company’s board of directors approved the amendment and restatement of the Company’s bylaws.

The description of the common stock and warrants registered hereunder and related rights is set forth under the heading “Description of Securities” beginning on page 159 of the Company’s definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by the Company with the SEC on January 23, 2020 (File No. 001-38864) and is incorporated herein by reference.  The description of the common stock and warrants is qualified in its entirety by reference to the Company’s third amended and restated certification of incorporation and the Company’s amended and restated bylaws, which are filed as Exhibits 3.1 and 3.2 hereto and incorporated herein by reference.

Item 2.  Exhibits.

The following exhibits have been filed as exhibits to the Registration Statement and are incorporated herein by reference:

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation.

3.2	Amended and Restated Bylaws.

4.1	Specimen Common Stock Certificate.

4.2	Specimen Warrant Certificate.

4.3	Form of Warrant.

4.4	Warrant Agreement, dated April 8, 2019, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001- 38864), filed with the U.S. Securities and Exchange Commission on April 11, 2019).

10.1	Registration Rights Agreement, dated April 8, 2019, by and among the Company, B. Riley Principal Sponsor Co., LLC and the other investors listed therein (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001- 38864), filed with the U.S. Securities and Exchange Commission on April 11, 2019).

10.2	Registration Rights Agreement, dated February 14, 2020, by and among the Company and Ryan Greenawalt, Robert Chiles, Anthony Colucci, Craig Brubaker, Alan Hammersley, Richard Papalia, Paul Ivankovics and Jeremy Cionca.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 14, 2020

ALTA EQUIPMENT GROUP INC.

By:	/s/ Ryan Greenawalt
Name: Ryan Greenawalt
Title: Chief Executive Officer

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